Exhibit 10.2
SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENTS TO EXHIBIT 10.1
          A Multifamily Note was also executed by each of the entities listed below as a borrower in favor of Capmark and are substantially identical to Exhibit 10.1 except with respect to the property name and principal amount listed below.

Property Name	Principal Amount
Waterford at Pantego	$6,504,757
Waterford at Edison Lakes	$6,789,550
Waterford at Columbia	$6,395,955